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                                                                      EXHIBIT 21



                THE RANDERS GROUP INCORPORATED AND SUBSIDIARIES
                            LISTING OF SUBSIDIARIES



        The following companies are subsidiaries of The Randers Group Incorporated. Each of the following companies are (a) wholly owned subsidiaries, and (b) are incorporated in the state shown beside their respective names:

     Randers Engineering, Inc. (Michigan)

     Clark-Trombley Consulting Engineers, Inc. (Michigan)

     Redeco Incorporated  (Michigan)

     Randers Group Property Corporation (Michigan)

     Viridian Technology, Inc. (Michigan)

     Randers-EPC Incorporated (Illinois) (Inactive)

     Randers Engineering of Massachusetts, Inc.(Michigan)(Inactive)


     Clark-Trombley Consulting Engineers, Inc. does business under the name "Clark-Trombley-Randers". No other subsidiary operates under an assumed name.